Exhibit 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYx Therapeutics Secures $35 Million Committed

Equity Financing Facility

FREMONT, Calif., October 7, 2009 — ARYx Therapeutics, Inc. (NASDAQ:ARYX), a biopharmaceutical company, today announced that it has secured a committed equity financing facility under which it may sell up to $35 million of shares of its common stock to Commerce Court Small Cap Value Fund, Ltd. (“Commerce Court”) over a 24 month period. The maximum number of shares that can be sold by ARYx is specified in the agreement. ARYx is not obligated to utilize any of the $35 million facility and remains free to enter into and consummate other equity and debt financing transactions.

ARYx will determine, at its sole discretion, the timing, dollar amount and floor price per share for any draw under this facility, subject to certain conditions. When and if ARYx elects to use the facility, the number and price of shares sold in each draw will be determined by a contractual formula, whereby ARYx will sell newly-issued shares to Commerce Court at a pre-negotiated discount to the volume weighted average price of ARYx’s common stock over a preceding period of trading days. The actual amount of funds that can be raised under this agreement will be dependent on the number of shares actually sold under the agreement and the market value of ARYx’s stock during the pricing periods of each sale.

Reedland Capital Partners, an Institutional Division of Financial West Group, will act as placement agent and receive a fee for its services at the time of any draw under the facility.

As payment of a portion of Commerce Court’s fees in connection with the facility, ARYx agreed to issue to Commerce Court 114,200 shares of its common stock upon at the outset of the agreement.  The issuance of these securities is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act’), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) and Regulation D of the Securities Act.

ARYx intends to use the proceeds from any future sale of securities under the facility for general corporate purposes in support of its on-going partnering activities on ARYx’s advanced development-stage compounds.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

“This equity line provides us the continued assurance that ARYx will be able to complete the licensing of our products with the right partners on the most favorable terms,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx.

The shares of ARYx’s common stock issued and issuable under the facility with Commerce Court have not been registered under the Securities Act. Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. ARYx has agreed to file within 60 days after the closing of the facility one or more registration statements on Form S-1, or such other form reasonably acceptable to Commerce Court and its legal counsel, covering the resale of the common stock issued and issuable in accordance with the terms of the facility. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (previously ATI-2042); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (previously ATI-5923); and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit the ARYx Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the planned use of proceeds and the anticipated filing of a registration statement on Form S-1. Words such as “can,” “if,” “intends,” “may,” “will,” “when,” “would,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements. These and other risk factors are discussed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and our other filings with the U.S. Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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